FINAL TRANSCRIPT

Conference Call Transcript

ILSE - Q4 2004 INTRALASE CORP Earnings Conference Call

Event Date/Time: Feb. 10. 2005 / 11:00 AM ET

Event Duration: N/A

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ILSE - Q4 2004 INTRALASE CORP Earnings Conference Call

CORPORATE PARTICIPANTS

Frank Jepson

IntraLase Corp. - VP, Communications and Investor Relations

Robert Palmisano

IntraLase Corp. - President and CEO

Shelley Thunen

IntraLase Corp. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Jason Mills

First Albany - Analyst

David Maris

Banc of America - Analyst

Ted Huber

Wachovia Securities - Analyst

David Croyen

Great Point Partners - Analyst

Peter Bye

Smith Barney - Analyst

Tim Grey

Potomac Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2004 IntraLase Corp. earnings conference call. My name is Liz and I will be your coordinator for today.

(Operator Instructions).

I would now like to turn the presentation over to your host for today’s call, Mr. Frank Jepson, Vice President of Communications and Investor Relations. Please go ahead, sir.

Frank Jepson - IntraLase Corp. - VP, Communications and Investor Relations

Thank you, Liz, and good morning to everyone on the call. Our news release detailing our fourth quarter year end results was issued over the news wires at about 9:00 this morning Eastern Time. And I hope you’ve all had an opportunity to review that. Anyone needing a copy of our release can go to our Website or simply contact my office and we’d be happy to supply it.

This morning, IntraLase’s investor call will be led by Bob Palmisano, President and Chief Executive Officer; and Shelley Thunen, Executive Vice President and Chief Financial Officer. Before turning the meeting over to Bob, I would like to remind everyone that this presentation includes forward-looking statements and actual results could vary.

For a discussion of the factors that could cause actual results to vary from these forward-looking statements, please see the risk factors section of our Form S-1 and our press release dated today, February 10, 2005. So, with that disclosure behind, I will now turn the meeting over to Bob Palmisano. Bob.

Robert Palmisano - IntraLase Corp. - President and CEO

Thanks, Frank, and good morning to everyone. I want to begin this call with a few specific comments about what we accomplished in the fourth quarter and the significance of those accomplishments. Shelley Thunen will then provide a detailed review of our income statement and balance sheet trends. I will conclude our presentation with some further comments concerning 2005.

As for what we accomplished during the fourth quarter, first and most importantly, by installing a record number of lasers in surgeons’ offices around the world we demonstrated that IntraLase technology is rapidly becoming accepted as a new standard of care in its field. Mainstream refractive surgeons, not just the early

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ILSE - Q4 2004 INTRALASE CORP Earnings Conference Call

adopters, are seizing our technology to provide their patients with safer and more precise outcomes from LASIK procedures.

And in the process, they are responding to rapidly growing patient demand for blade-less approaches to these procedures. IntraLase is the only company in the world that can offer this technology and in turn, help raise the standard of care and improve visual outcomes for LASIK patients. Be assured that we are seeking to maximize the advantages as we have as a company that is first to market with a disruptive technology.

As you all know, getting our technology established in the market not only drives laser revenues, it also sets the stage for follow-on sales and procedures that carry high margins and become an annuity for the Company. In the fourth quarter, we pursued our laser development strategy vigorously. And this constrained our growth in our gross margin and also caused our SG&A spending to increase faster than otherwise it would have been.

Lasers carry less then half the gross margin than do procedures, but lasers are what will drive those procedures revenues in subsequent quarters. We are clearly aware that our strategy to maximize laser placements impacted performance at the bottom line in the quarter. However, in our view, the momentum we have established in the global marketplace more than justified that decision.

Let me provide you with a little more perspective on the traction our technology is gaining throughout the world. As described in our news release this morning, IntraLase installed 37 lasers around the world during the fourth quarter. This far surpassed both a year ago quarter when we installed 26 lasers and our previous record of 30 sold in a single quarter, a level which we achieved in the second quarter of 2004.

Sixteen of the 37 lasers installed during the last three months of 2004 were in markets outside the U.S. bringing our total of international customer base to over 50. This is truly an outstanding result when you consider the fact that we did not receive our CE mark and ISO certification until the end of the first quarter of the year. I want to emphasize the fact that lasers shipped to international markets generate the same kind of annuity revenue stream as do our U.S. lasers.

Every corneal flap procedure performed outside the U.S. incorporates the use of our per-procedure disposable patient interface, thus generating very attractive margins. Even after giving effect to the lower prices for patient interfaces sold to our international distributors. Looking at our business from a global perspective, we see that it doubled in size.

IntraLase exited 2004 with 217 lasers installed in 18 countries. That figure includes 21 new customers in the U.S. who purchased lasers during the fourth quarter of last year. Our widening presence in surgical suites is being mirrored by the increasing frequency in which IntraLase technology is discussed at professional circles.

I recently attended a large meeting of refractive surgeons in Hawaii and was struck by the fact that virtually every presentation on refractive surgery included some level of discussion about IntraLase lasers. This gives further validation to the trend we saw emerging in the third quarter, namely that IntraLase lasers are rapidly becoming part of the mainstream of the LASIK market.

For sure there are a few naysayers, but it’s getting harder and harder for them to dismiss the fact that we represent a new standard of care for LASIK procedures. Also hard to ignore is the fact that IntraLase lasers are now being incorporated into the curriculum of almost a dozen leading teaching hospitals throughout the country.

The unrivaled safety profile for our technology was a key driver for the early doctors who purchased our lasers before there was clinical data demonstrating how IntraLase lasers also provide improved visual outcomes. Now, however, we see mainstream surgeons installing our lasers to gain competitive advantage in the marketplace; providing better medicine to the patients, reduced LASIK side effects and retreatment rates; and increase the size and profitability of their practices.

We also see doctors purchasing our lasers to avoid losing market share to practices that only offer blade-less procedures. This evolving dynamic was a major factor in our decision to make market investments that could accelerate our sales momentum in the 2004 fourth quarter and beyond. We have the advantage of being first to market with a disruptive technology and we will capitalize on that advantage for as long as we can.

Our record level of laser installations in the U.S., Europe and Asia during the fourth quarter entailed higher spending for marketing, technical and clinical support services and sales commissions. Additionally, we made a decision to open new parts distribution centers in Singapore and Spain to improve service levels to these rapidly growing regions.

We estimate that incremental discretionary spending to support our faster growth amounted to more than $1 million in the quarter. Looking at how our global presence has widened in the last three months, a 20 percent increase in installed lasers in a single quarter, we think it was the right thing to do. We also believe our actions have contributed importantly to the momentum that IntraLase expects to experience in 2005.

The Company is very well positioned to build on its success and to obtain both growth and profitability throughout the year. As you know, we consider laser installations the most single important metric for IntraLase at this stage of the Company’s development. Every laser installed generated procedure fees that become the basis for a long term stream of high margin revenues. During 2005, per-procedure fees will come to represent a significantly greater

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ILSE - Q4 2004 INTRALASE CORP Earnings Conference Call

portion of our overall sales. And by 2006, they should represent a majority of our revenues.

As this occurs, the favorable effects of the Company’s gross margins should become very apparent. Another metric we closely monitor relates to the utilization rate of our lasers. Our goal is to have each of our customers in the U.S. perform at least 85 percent of the corneal flap procedures with our laser within the first 30 days after being installed. As we achieve this objective, which we continued to do in the fourth quarter, a number of good things happen.

We increase our share of the world wide corneal flap procedures and grow faster than the LASIK market. We displace the bladed microkeratome and contribute importantly to improved LASIK outcomes. We help surgeons respond to increasing patient demand for blade-less surgery and we realize increasing per procedure revenues that include uses of our disposable patient interface.

With regard to the market, we estimate that IntraLase lasers accounted for approximately 16 percent of the corneal flap procedures in the U.S. during the fourth quarter, up from about 15 percent in the third quarter and only 10 percent a year ago. We think it is notable that IntraLase has increased its market share every single quarter since our laser was brought to market.

As reported in our news release, sales of disposable per-procedure patient interfaces exceeded 52,000 for the quarter. This was almost double what it was a year ago and could have been higher were it not for a few single issues that we see as nonrecurring.

Our three highest volume doctors altered their normal buying patterns in the quarter in response to some local issues impacting their practice. This anomaly, included extended holiday closures, and represented approximately 4,000 to 5,000 procedures in total. We now see these surgeons returning to their accustomed procedure levels. I mention this issue primarily to make the point that with each passing quarter, our results will become less sensitive to the procedure patterns of our highest volume doctors.

At the margin of our business, we are adding surgeons who perform less than 100 procedures per month. A group that comprised the vast majority of surgeons in our target market. In the fourth quarter, the average procedure volume per installed laser was about 88 per month. This compared to a figure of 100 procedures per month in the third quarter.

The reductions stem from the fact that we have placed a high volume of lasers in the market over the past three to four months and it takes some time to get them fully installed and up to our targeted utilization rates. This metric of procedures per laser will fluctuate up and down for seasonal reasons and the timing of new lasers coming on stream.

As we look ahead to 2005, we’re estimating that our lasers will produce an average of 100 procedures per month. You should not think of this as a negative trend. Even though the average number of procedures per laser will decline, our total volume of procedures for all lasers placed worldwide should continue to escalate as we further penetrate the moderate volume physician base.

Let’s recall that our success to date has still only brought us to the point where just 15 percent of the 1,400 high and moderate volume surgeon practices initially targeted by IntraLase have been converted to customers. In other words, we still have a very long runway ahead of us.

Switching to a different perspective on our business, I want to assure you that our commercial momentum is not causing us to stray from the true source of our success. Namely, innovative technology that delivers superior outcomes documented by clinical research. 2004 was a breakout year for IntraLase in terms of the quality and the amount of clinical data that proved the superiority of our femtosecond laser over bladed microkeratomes.

The pathfinding prospective study conducted by Dr. Daniel Durrie demonstrated that corneal flaps created with our laser led to better measured visual acuity outcomes versus bladed flaps, at post operative periods of one day, one week, one month, three months and six months. These findings were later supported by results obtained in the independent prospective study conducted by Dr. Steve Schallhorn, Director, Corneal and Refractive Surgery at the Naval Medical Center in San Diego.

This was a large study that encompassed more than 600 eyes. It went on to break new ground by showing that LASIK patients treated with the IntraLase laser had statistically significant gains in low contrast acuity when compared to patients treated with the bladed microkeratome. Low contrast acuity is one of the few tests that measure the overall quality of vision.

Our improved outcome in this measurement is likely the reason that patients in clinical studies consistently say they see better out of the IntraLase treated eye than the eye treated with the bladed microkeratome. 2005 will bring a continuation of clinical explorations into the advantages of our technology.

Dr. Edward Manche at Stanford University in San Francisco is conducting a contra lateral study that examines outcomes with a different excimer platform than that used by Dr. Durrie. And also, further investigations into the area of contrast acuity. Additionally, the World Cornea Congress preceding the ACRS meeting this spring, we expect to see new presentations on the use of our laser for therapeutic applications, specifically full thickness keratoplasty.

We’ll be making some decisions over the near term on funding for some other clinical studies as well giving emphasis to studies that bring new insights about our superiority in selected segments of

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ILSE - Q4 2004 INTRALASE CORP Earnings Conference Call

the market. I’ll summarize this portion of my remarks by simply indicating that our ongoing commitment to research and development will be manifest by increased spending as R&D costs are expected to increase 10 to 12 percent in 2005.

At this point, I’m going to ask Shelley to take over the call for a detailed review of our financial results. Once that is done, I’ll come back online and share some thoughts concerning expectations for 2005 including some corporate guidance and revenue and earnings targets. And we’ll also take your questions at that time. Shelley.

Shelley Thunen - IntraLase Corp. - EVP and CFO

Thank you, Bob, and good morning, everyone. There are a number of important trends that continue to gain visibility in IntraLase’s financial results and I will be highlighting them for you this morning. The first and most notable of these is the increase in global demand for lasers and the improved level of medical care that they enable.

We installed a record 37 lasers worldwide during the fourth quarter. And generated associated revenues of $11.5 million. This was 68 percent above the year ago figure of $6.9 million attained through the sale or lease of 26 lasers. In one measure of how favorable our technology is coming to be viewed in the marketplace, we continue to see a sharp decline in the percentage of laser units installed under operating lease arrangements in the United States.

In 2003 when our technology was beginning to penetrate the U.S. market, many early adopters leased our lasers to limit their up-front financial exposure. In 2003, 47 percent of all lasers installed in the United States were sold under operating leases. That percentage declined to 24 percent for 2004 in total and to just 10 percent in the fourth quarter.

This shift in mix towards fewer laser leases favorably impacts our average selling prices and our gross margin, both of which I’ll have some more comment on in a moment. Looking ahead to 2005 we estimate that about 15 percent of our newly installed lasers in the U.S. will be under operating leases.

The higher price realization on lasers was apparent in our results for 2004 in total as the 66 percent gain in laser unit systems, which reached 111 for the year, drove a 125 percent increase in laser revenues to $33.2 million. Revenue growth also continued to benefit from the aggressive deployment of our lasers to surgeons outside the U.S. As Bob mentioned, we are now installed in 18 countries throughout the world.

A second key trend, growth in our sales of procedures, moved in a very positive direction during 2004. As you know, this is the high margin portion of our business. Procedure fees are derived from each corneal flap created with one of our lasers, and this is why our emphasis is on getting our lasers installed in the offices of surgeons who perform more than 50 LASIK procedures a month.

For 2004 total we sold approximately 192,000 procedures globally, a 128 percent increase over the 84,000 procedures sold in 2003. The fourth quarter comparisons were also strong with growth of 92 percent to approximately 52,000 procedures versus 27,000 procedures in 2003. On a revenue basis, this performance resulted in procedure sales of $22.3 million for the year and $6.2 million for the fourth quarter with both figures more than doubling over the 2003 levels.

Bob also mentioned one issue that we feel modestly constrained procedure growth in the quarter. And I would simply add from our vantage point, the overall LASIK market grew at a slightly slower rate in fourth quarter than it had in previous quarters of this year. We estimate the U.S. market was up about 8 percent year over year but relatively flat on a sequential basis.

The first quarter of the year is typically a seasonally strong period. Current market activity appears to be consistent with this trend and we anticipate the first quarter of 2005 will result in sequential and year over year growth and procedure sales on both a revenue and unit basis. Looking further into our overall procedure statistics for 2004, a few important points emerge.

First, the anticipated shift of the Company’s overall mix of revenues towards high margin procedures is in fact occurring, although the rate at which this happens varies quarter to quarter, depending on how rapidly our laser sales are also growing. In the 2004 fourth quarter, about 32 percent of total revenues came from procedures compared to 27 percent in 2003. For the year in total, procedures contributed 37 percent total revenues, a very modest increase over 2003 owing to the success we had in getting lasers installed during the year.

Another trend from a Company- wide perspective is the ongoing improvement in IntraLase’s gross margin, a favorable development driven primarily by rise in sales volume and higher average selling prices. The consolidated gross margin for the fourth quarter was 43.5 percent of revenues, a major improvement from the 2003 level of 34.9 percent.

Comparisons for the full year are similar with the 2004 figure of 42.5 percent representing a significant gain over the 32.9 percent gross margin attained in 2003. Gross margins for the fourth quarter at 43.5 percent are lower than the third quarter gross margin of 45.1 percent as per procedure patient interface revenues represented 32 percent of revenues in the fourth quarter as compared to 37 percent in the third quarter owing to an increase in laser placements to 37 in the fourth quarter.

Gross margins for our per procedure patient interfaces are more than twice that of our lasers, therefore, while gross margins are important to us and are overall rising over time, gross margins will

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ILSE - Q4 2004 INTRALASE CORP Earnings Conference Call

vary based on laser placements. And since laser placements are the leading metric to capturing market share, lower gross margins in this case are a positive indicator overall.

The average selling price for our per procedure patient interface increase to $118.00 in the fourth quarter, up from about $115.00 in the previous three quarters. The average selling price will continue to rise as the larger proportion of our customer base falls within the scope of a price increase initiative in July, 2004 and as our overall mix of customers begin to reflect a declining percentage of them qualified for high volume discounts.

Average selling prices for lasers were also slightly lower than in the third quarter, but up significantly from the 2003 fourth quarter because of the reduction in operating lease agreements. In addition to the factors I just mentioned that are driving our gross margin improvement, I would also note the effect of buying a fully paid license on the University of Michigan patents in the early third quarter 2004 improved our gross margin by about 60 basis points in the most recent quarter.

There is continuing opportunity for further improvements in our gross margin primarily driven by favorable shifts and product mix in 2005 as procedure revenues become a larger portion of our revenues.

Turning now to a discussion of expenses research and development expenses were $3.7 million in the fourth quarter of 2004, up $1.4 million from the comparable quarter in 2003.

Taking out the effect of stock based compensation, R&D costs in the fourth quarter of 2004 were $2.7 million as compared to $3.5 million in the third quarter of 2004 and $2.2 million in the fourth quarter of 2003. The decrease in the fourth quarter as compared to the third quarter was attributable to a one time charge in the third quarter of $765,000 for obtaining a fully paid license on a patent held by the University of Michigan. For the year in total, research and development costs increased from $9.1 million in 2003 to $12.7 million in 2004. Excluding the effect of stock based compensation, research and development costs increased to $10.8 million in 2004 as compared to $9 million in 2003. Primary drivers apart from the buyout of the University of Michigan license were clinical studies such as those performed by Dr. Durrie, which demonstrated superior clinical results with our technology; increases in spending for quality and regulatory programs to obtain our ISO certification and CE mark in the first quarter of 2004; and spending to gain marketing approvals in countries outside the United States, including Australia and Canada.

Looking at SG&A, an area where we undertook strategic spending in the fourth quarter, expenses were $8.1 million, up from $6.4 million in the third quarter and $3.6 million in the comparable quarter a year ago. Excluding costs for stock based compensation, selling, general and administrative expenses in the fourth quarter of 2004 was $7.1 million versus $5.8 million in the third quarter of 2004, an increase of $1.3 million.

Investments made to propel our commercial momentum included higher spending for marketing, commissions, international travel and expanded assistance for our international distributors, especially in the areas of training and spare parts distribution centers. In addition, we incurred incremental expenses associated with becoming a public company in the fourth quarter, primarily officers and directors insurance and the normal year end accrual of audit fees.

We believe our base of SG&A spending in the fourth quarter reached a level that is appropriately scaled to support a high rate of commercial expansion. Our plans for 2005 call for selling, general and administrative dollar cost increases to increase at a much lower rate than they did in 2004 as we begin to gain some leverage from our revenue growth.

Even with our higher strategic spending in the fourth quarter, we still achieved a 50 percent reduction in our net loss versus a year ago when the comparison is adjusted for non-cash stock based compensation costs. Absent stock based compensation, the loss in 2004 fourth quarter would have been $1 million or 4 cents per share compared to $2.2 million a year ago. As Bob has indicated, IntraLase plans to show a profit throughout 2005.

I would now like to turn to a discussion of our balance sheet and cash flows. At December 31st we had $92 million in cash and cash equivalents up from $7.1 million at September 30th, 2004. In the fourth quarter, as you all know, cash increased by $86 million from the net proceeds from our initial public offering in October.

In the quarter, uses of cash included $1.3 million to pay off all of our bank debt; $2 million for the purchase of capital equipment and $800,000 for operating activities including the final payment to the University of Michigan to obtain the fully paid royalty free license. Purchases of capital equipment in 2004 were quite back-end loaded with a total of $3.3 million in capital purchases for the year, of which $2 million was spent in the fourth quarter primarily for lasers capitalized for use in production, validation and verification as well as for training, particularly international service training.

Capital was also invested in improved communications infrastructure during the quarter. At December 31st we had $7.2 million in accounts receivable, down from $8.2 million at September 30th representing 34 days sales outstanding as compared to 48 days sales outstanding at the end of September. This decrease returns us to accounts receivable day sales outstanding more consistent with our historical actuals.

However, over time, we expect our day sales outstanding to inch up as we expand internationally and as our per procedure patient

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ILSE - Q4 2004 INTRALASE CORP Earnings Conference Call

interface revenues, which have longer credit terms, increase as a percentage of our sales.

Inventories were $8.9 million at December 31st, up slightly from $8.3 million at September 30th of this year and represented approximately three months worth of inventory, which is consistent with both our history and our expectations. In summary, I would like to say that IntraLase is well positioned from both an income statement and balance sheet perspective to achieve our 2005 plans.

I want to thank you very much for your time and attention and I’ll now turn the call back over to Bob who has some further comment concerning our outlook for 2005.

Robert Palmisano - IntraLase Corp. - President and CEO

Thank you, Shelley, for that thorough review. I would like to conclude our formal remarks with some thoughts about what we are expecting to accomplish in 2005. It’s always tough to compete against a year during which virtually every growth metric doubled in size, but we have a lot of good things working in our favor.

As 2004 drew to a close, our marketing efforts combined with the growing demand for our technology left us with a number of unfilled orders. As we have noted in the past, it is not our intention to run a backlog. We build lasers based on sales forecasts and try to avoid whip sawing our manufacturing lines. We are in the process of shipping those lasers ordered in December and so now we begin the year with a very solid foundation.

As I look at our sales funnel, it would not surprise me if the company ended up installing more than 30 lasers in the first quarter. A year ago in the first quarter we installed 17 lasers. We are going to be controlling our spending rate so that this revenue growth will derive bottom line performance, and that’s something that should be visible this quarter.

We take seriously our responsibility as a public company to deliver both sales and earnings and the entire management team is committed to this principle. For the year in total, we anticipate revenues will exceed $95 million and I can assure you, we will be doing what we can to maximize that outcome.

This estimate assumes an overall LASIK market growth in the area of 6 to 8 percent. As for earnings, our guidance is to anticipate results in a range of $10 to $12 million or 33 to 37 cents per share, or somewhat more than half that amount contributed by our fourth quarter results - excuse me, with somewhat more than half that amount contributed by our fourth quarter results. That should be our highest sales volume quarter for the year and the period that we see the most leverage on spending levels that are likely to remain fairly consistent throughout 2005.

Our sales goals incorporate further sequential gain in market share and that too is something that should be visible throughout the year. These are not modest goals and we are still a very young company trying to bring a new paradigm to the market that needs a lot of educating about our technology, but I think we have the people and tools to get the job done.

Our initial public offering left us with a very strong balance sheet that is free of debt. We are continuing to attract a range of experienced employees at all levels of the organization who know how to build an organization where quality is a key imperative. IntraLase is reaching critical mass in major markets throughout the world and our technology is coming to be regarded as essential to surgeons who want to provide the highest standard of medical care.

The Company is moving ahead with plans to consolidate operations into a larger facility that will support our efforts to increase manufacturing capacity and once again, house all our employees in one facility. Our move into a new space should occur around midyear. There continues to be no directly competitive technology in the marketplace leaving IntraLase as the sole choice for surgeons wishing to put the blade on the shelf.

This is not to say that we dismiss competition from the bladed microkeratome companies or that we ignore the possibility of another laser becoming commercially viable somewhere in the world. However, for the present time, we are in a unique position to fundamentally alter the way LASIK is performed. All those factors give us both optimism and enthusiasm and we are looking forward to keeping you updated on our progress throughout the year.

And now with our presentations completed, I will ask the operator to open the lines so that people listening to the call can present their questions.

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QUESTION AND ANSWER

Operator

(Operator instructions).

And your first question comes from the line of Jason Mills from First Albany. Please go ahead, sir.

Jason Mills - First Albany - Analyst

Hey, guys. Thanks for taking my question. Can you hear me okay?

Robert Palmisano - IntraLase Corp. - President and CEO

Yes, Jason. Good morning.

Shelley Thunen - IntraLase Corp. - EVP and CFO

Good morning, Jason.

Jason Mills - First Albany - Analyst

I have several questions. I try to load a couple and then hop back in queue. But first up on the procedure side, I was wondering, Bob, if you could go into a little bit more detail about the issue with respect to your three high volume surgeons in a little bit more detail? As well as sort of give us an idea of your expectations for year/year growth in the first quarter being as it obviously is the strongest procedure quarter in the LASIK market as we know.

Robert Palmisano - IntraLase Corp. - President and CEO

Yes, Jason, each of - the issues that I related to our top three volume surgeons being down versus a year ago in the fourth quarter, they were all individual issues. And you know, some of it had to do with doctors who never before took the last two weeks of the year off. I guess they earned enough money during the year that they decided to take the last two weeks of the year off, so those are one issues.

There were some other issues, but the point here is that as our installed base grows we become less dependent on the highest volume surgeons so that if there are little disruptions in their market or they do something differently like they did this quarter it’s not going to effect us this year as much as it did last year. So, I think that that issue is behind us.

We looked at January is that all these practices really got right back on stream and are just humming along beautifully. So, I think it was just kind of a one time issue that happened and we’re less dependent upon it in the future. Regarding the first quarter, I think the growth is going to be very, very strong over a year ago.

I think that we’re anticipating - I don’t know if we - Shelley, do you have the exact amounts?

Shelley Thunen - IntraLase Corp. - EVP and CFO

Yes, I think that we can provide a little guidance on this. As we look at the first quarter we expect sequential growth to be, you know, over 20 percent maybe even over 25 percent over the fourth quarter and probably 60 percent over what we did in the first quarter of 2004, the comparable period.

Robert Palmisano - IntraLase Corp. - President and CEO

Because you’re right, the first quarter is the highest volume procedure month. We expect market share also to have a very nice pickup for us during the first quarter.

Jason Mills - First Albany - Analyst

Shelley, are you talking about over 60 percent growth in the number of interface unit sales or revenue?

Shelley Thunen - IntraLase Corp. - EVP and CFO

Unit sales.

Jason Mills - First Albany - Analyst

Okay.

Shelley Thunen - IntraLase Corp. - EVP and CFO

Yes, as compared to the first quarter of ‘04 and then of course, very strong sequential growth from Q4 2004.

Jason Mills - First Albany - Analyst

And that’s on a worldwide basis or U.S.?

Shelley Thunen - IntraLase Corp. - EVP and CFO

Worldwide basis.

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ILSE - Q4 2004 INTRALASE CORP Earnings Conference Call

Jason Mills - First Albany - Analyst

Worldwide basis, okay. In the quarter, what was the mix between U.S./O.U.S. procedures?

Shelley Thunen - IntraLase Corp. - EVP and CFO

In the fourth quarter about 23 percent or 12,000 procedures out of the 52,000 were O.U.S.

Jason Mills - First Albany - Analyst

Okay, so that would imply, you know, kind of around 40 in the U.S. - and am I correct to say that that’s year over year growth of about 60 to 65 percent?

Shelley Thunen - IntraLase Corp. - EVP and CFO

That compares to 24,000 procedures in Q4 ‘03 in the U.S. and sequentially flat to Q3.

Jason Mills - First Albany - Analyst

Okay, I’ll come to that. On the gross margin line, Shelley, could you give a little guidance on the component gross margins? You know, what they were sort of roughly speaking for procedures? And if you don’t want to give actual numbers, just sequentially the trend there. Were they up in all three categories?

Shelley Thunen - IntraLase Corp. - EVP and CFO

Sequentially the trend is very consistent with what we’ve had in the past, you know, with laser sales in the mid 30 percent range and per procedure interface revenues generating gross margins of more than twice that amount. We’re still, as you know, working toward profitability on the maintenance line, but very close.

Jason Mills - First Albany - Analyst

So, the maintenance was just below profitability?

Shelley Thunen - IntraLase Corp. - EVP and CFO

Yes, just very slightly so.

Jason Mills - First Albany - Analyst

Okay. And could you remind me, on the laser side - I don’t know if you gave it. Maybe I missed it - what your expectations are for total placements? I think you suggested what percentage you would expect outside the U.S., but total placement sort of in 2005?

Shelley Thunen - IntraLase Corp. - EVP and CFO

Bob did not provide that. What we did provide is that we would - he said that we wouldn’t be surprised to see laser placements in the first quarter in excess of 30.

Robert Palmisano - IntraLase Corp. - President and CEO

We did - just for a frame of reference here, Jason - we did 17 lasers the first quarter of last year. The first quarter is typically not the highest quarter for laser placements, but we think that given we left last year with a backlog that we should be above 30 compared to 17 last year.

Jason Mills - First Albany - Analyst

Would you still expect the second and fourth quarters, Bob, to be your strongest cap equipment quarters - sales quarters - for lasers in 2005?

Robert Palmisano - IntraLase Corp. - President and CEO

Yes, I would. I think that’s a trend that’s well established in this industry and we think that’s going to continue, sure.

Jason Mills - First Albany - Analyst

Okay, and just lastly on the SG&A line. What should we be kind of modeling with the stock based expense? Obviously, that is beholden somewhat to the stock price, but you know, nominally in 2005 to get to that 33 to 37 cent untaxed number, what are you using on the SG&A line?

Shelley Thunen - IntraLase Corp. - EVP and CFO

You know, I think that in terms of providing guidance overall, SG&A expenses are expected to be somewhere between 29 and 31 percent of revenues overall in 2005. You know, what we’re thinking about we think that we’ll have about $2 million of stock based compensation. And I want to clarify that. That is for the cheap stock that arose as part of our IPO process as well as the variable price stock options that are repriced every quarter for consultant stock options.

So, the higher the stock price goes, the higher that number goes and that’s not something we can control. I would also say that that number does not yet include the effect of the (FASB) 123 requirement to start expensing employee stock options in the third

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FINAL TRANSCRIPT

ILSE - Q4 2004 INTRALASE CORP Earnings Conference Call

quarter of this year. We’ll give guidance on that as we get a little closer.

Jason Mills - First Albany - Analyst

Okay, so just the 29 to 31 percent, Shelley, is that including that stock based compensation?

Shelley Thunen - IntraLase Corp. - EVP and CFO

Yes, of around $2 million.

Jason Mills - First Albany - Analyst

Okay, I’ll hop back in queue. Thank you.

Operator

Your next question comes from the line of David Maris from Banc of America. Please go ahead.

David Maris - Banc of America - Analyst

Good morning. I know you don’t manage the stock day to day and it’s up a lot from where we all started, but getting a lot of questions on the confusion on procedure growth. And maybe you could explain it again, but if you look at the number of lasers, you’ve doubled the number of lasers and more than doubled the number of procedures and procedure revenues.

Can you talk about the dynamic that creates this? Do you think that that trend will continue so that with each laser you gain you actually have a ramp up kind of a learning curve then all of a sudden procedure growth kicks in. So, maybe explain again what happens with the physician when you place a laser? Are you having to give more than a month or two of what you can usually historically been giving as a training period? Or are people picking it up just as they had been previously?

Second, you mentioned you’ll be making decisions on funding new studies during the year. Bob, maybe you can talk about what your commitment to only doing those if the earnings numbers stay the same or, you know, investing upside? You know, what is your thinking that may also cause people to be a little bit nervous?

Robert Palmisano - IntraLase Corp. - President and CEO

Okay. First on the procedure side is that we haven’t seen really any differences. The metric that we track quite diligently is having surgeons, once the laser’s installed, perform 85 percent of their procedures using it within the first 30 days. As you know - so, I think we met that metric in the fourth quarter also. And I think there’s a lot of emphasis on it and we see that we will continue to meet that. So, we don’t see any change.

The change is that we are entering more the mainstream of ophthamology here. The last couple of years the Company has been built pretty much on the backs of the highest volume surgeons around the world. And now we’re entering the more the moderate volume, which is a good thing because there are more of them. But the procedure per laser will come down, but our utilization will remain just as high as it has been. That’s because we have such a strong emphasis on it. So, I hope that answers that question.

Regarding funding studies. We think this is an essential thing for us, particularly as we go around the world. We have built in a certain number of studies this year, that’s somewhat flexible, but these studies take time to do. I mean, because you have to enroll patients. You have to, lots of times, you have to get approvals then you have to enroll patients to do the study and then you have to have followup.

So, we’re starting those studies as we go on. Of course, we do have some flexibility to either pull back or defer some of the studies planned later in the year as we go through the year. But that is included - those funds are included in our R&D line, which I mentioned will be about 10 to 12 percent of our revenues.

We have, I think, a fair number of studies. I think doctors are looking for them. This helps drive our commercial momentum because doctors are looking at different things. We’re trying to increase to indications that our laser can do and to therapeutics. And that requires some studies. But to answer your question, I think we have the right number of studies planned. We have some flexibility as we go out throughout the year either to curtail or defer.

But right now I think all systems look go and these studies, in essence, do drive some of our laser placements.

David Maris - Banc of America - Analyst

So, if I hear it correctly, I just want to be clear - I think everyone would agree doing additionally studies that helps drive revenue is a good thing. But that’s included in your current guidance or would this be incremental spending to where your currently guiding?

Robert Palmisano - IntraLase Corp. - President and CEO

No, it’s already included in our current guidance, David.

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FINAL TRANSCRIPT

ILSE - Q4 2004 INTRALASE CORP Earnings Conference Call

David Maris - Banc of America - Analyst

Great. Thank you.

Operator

Your next question comes from the line of Ted Huber from Wachovia Securities. Please go ahead, sir.

Ted Huber - Wachovia Securities - Analyst

Thanks. Good morning. You know, the one number that really kind of jumps out at me - or two numbers, I should say - is how well you’ve done with U.S. laser placements, yet the fact that the volumes aren’t growing.

And if my numbers are right, you’ve put 40 lasers in in the last two quarters in the U.S. - about that. But the procedure volumes have not grown. And you know, even we adjust for these three guys that went to the beach in December, it seems like the utilization for these new lasers is very low. It’s maybe 30 a month or so, which is below your even - your target there.

I’m wondering if there’s just some - I know, generally, Bob, you’ve commented that you’re starting to penetrate the mid-level of the market, but some of these look like quite low volume placements and I guess the question is, will that trend continue? Because I guess in my model I have a hard time getting you to some of the procedure numbers we have if the utilization is going to come down so significantly with all these new placements.

Robert Palmisano - IntraLase Corp. - President and CEO

Well, I think that during the fourth quarter the average number of procedure per laser was 88 versus the previous quarter was 100.

Ted Huber - Wachovia Securities - Analyst

Yes.

Robert Palmisano - IntraLase Corp. - President and CEO

And we see that growing back up to the 100 level throughout 2005. So, you know, I think that that’s a healthy business. Although you are right. We are penetrating more of the moderate volume surgeons. Shelley, do you have something you want to add?

Shelley Thunen - IntraLase Corp. - EVP and CFO

Yes, Ted, I do look at that number and I think there are two things. When you look at the average number of lasers placed you’ve got to understand we place a lot of lasers in the fourth quarter as well as the third quarter. But if I looked at the U.S. customers that placed in the third quarter, they generated on average procedure volume a bit over 60 procedures per month per laser.

And in talking with the sales force, we expect those to be at about 100 procedures per month per laser as we enter into the first quarter. And then we got very little productivity out of U.S. laser placements in the fourth quarter primarily because we favored international a little bit more and did some international placements earlier in the quarter so our distributors could get those installed.

Ted Huber - Wachovia Securities - Analyst

So, as Bob said, even those these guys still ramp up very, very quickly it sounds like a lot of your U.S. placements were in December. So, as you said, it kind of dragged the average down?

Shelley Thunen - IntraLase Corp. - EVP and CFO

Yes, and I think, again, in the third quarter it was like that. But I think we saw pretty good productivity from them in the fourth quarter, particularly third quarter placements.

Ted Huber - Wachovia Securities - Analyst

Are there any accounts that are stopping utilizing the technology that could be dragging these down at all? Or is that not a phenomenon you’re seeing?

Robert Palmisano - IntraLase Corp. - President and CEO

No, we haven’t seen that at all. Everybody, I think, is increasing utilization. The market dynamics in the fourth quarter are what came into play also is that, you know, it was basically from the third quarter to the fourth quarter was probably a flat market. So, I think that had something to do with it also.

Ted Huber - Wachovia Securities - Analyst

Right. Just a last question, then. I’m really focused on the seasonality in ‘05 that you’re talking about. You know, during ‘04 Bob, your utilization really fell off each quarter. And to do some degree, that’s - you know, we’ve discussed a lot of the factors why. But if I’m hearing you right, I’m hearing you say that you’ll come back up to about 100 per month but then stay there in ‘05.

I guess the question is, what’s different about the seasonality in the business in ‘05 versus ‘04? And kind of similar question around your fourth quarter earnings bullets, where you think most of the earnings are coming, you know we didn’t see that kind of seasonal pattern this year. So, what’s going to be different in ‘05?

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FINAL TRANSCRIPT

ILSE - Q4 2004 INTRALASE CORP Earnings Conference Call

Robert Palmisano - IntraLase Corp. - President and CEO

I think the seasonality will be the same. High procedure volume in Q1 and Q2, lower procedure volume in Q3 and kind of moderate in Q4. If you look back at - getting back to Q4 of the year is that we did place a lot of lasers, but they were - we really exceeded what we had planned to do.

Ted Huber - Wachovia Securities - Analyst

Right.

Robert Palmisano - IntraLase Corp. - President and CEO

And the excess of those lasers came probably in December, maybe even late December, so that we got - as Shelley said - very little utilization out of them. In the first quarter we’ll get that utilization. We have in our 2005 planning contemplated that and now have lasers coming out at a more even rate so that we will be able to place lasers more evenly throughout the year and through the quarter so that if we have an excess like we do is perhaps this year we think we will be able to plan that and be able to get those lasers placed earlier in the quarter producing procedures earlier in the quarter and getting more benefit from them.

Ted Huber - Wachovia Securities - Analyst

Okay, that’s helpful, but I guess I’m still a little unclear on how you have such a bonus of earnings in the fourth quarter of ‘05 if laser placements are relatively even throughout the year and the fourth quarter’s not a seasonally strong procedure -

Robert Palmisano - IntraLase Corp. - President and CEO

I think laser placements are still very high in the fourth quarter, but in addition to that you get the accumulative effect of all the - you get the accumulative effect of all the lasers placed in the first three quarters in the fourth quarter.

Ted Huber - Wachovia Securities - Analyst

Okay.

Shelley Thunen - IntraLase Corp. - EVP and CFO

And as far as margins go, you know, we expect to be over - despite the fact that the fourth quarter’s typically pretty strong for us in terms of laser placements and we expect that to be the strongest for laser placements as is typical in this industry - we do expect over 50 percent of our revenues in the fourth quarter to come from procedures. And we’ll get a little benefit over the year as our per procedure ASP increases as well. We saw a little of that in the fourth quarter as well - of this year.

Ted Huber - Wachovia Securities - Analyst

Okay. Just one last question. It looks like handful of the microkeratome vendors are trying to kind of switch the playing field a little bit by emphasizing this Epilasik approach, which is sort of a LASIK flap, but not really. Bob, could you just comment on kind of how you view that technology as a competitive challenge to you guys in ‘05?

Robert Palmisano - IntraLase Corp. - President and CEO

Yes, I think, you know, people are hearing more about it. I think the - laser vision correction surgeries, still about 10 percent of those surgeries are not LASIK procedures.

Ted Huber - Wachovia Securities - Analyst

Yes.

Robert Palmisano - IntraLase Corp. - President and CEO

They’re a combination of phakic IOL’s and PRK. PRK being the vast majority of that. And we the Epilasik instrument as more competitive to PRK than we do where we create the flap. It has kind of the same profile in terms of the effect that it has on a patient in terms of the healing time and the discomfort that it causes is quite similar to PRK.

So, we see that as more of an alternative to traditional PRK than LASIK. And we’ll keep our eye on it. I don’t want to dismiss it, but so far is that we have doctors that use our instrument and use Epilasik devices and they’re not decreasing the use of LASIK. They are just substituting the Epilasik more for their previously - the previously did PRK procedures. And we think that’s the way that’s going to go.

Ted Huber - Wachovia Securities - Analyst

Okay, super. Thank you very much.

Operator

Your next question comes from the line of David Croyen from Great Point Partners. Please go ahead.

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FINAL TRANSCRIPT

ILSE - Q4 2004 INTRALASE CORP Earnings Conference Call

David Croyen - Great Point Partners - Analyst

Hi, how are you?

Robert Palmisano - IntraLase Corp. - President and CEO

Good.

David Croyen - Great Point Partners - Analyst

I just wanted to make sure I had something right here on the type of customers that have been buying lasers. I think you said 16 of the 37 were outside the United States. So, that’s 21 in the United States. What was the number of lasers placed in the United States over the last couple of quarters? And can you comment on the type of centers that are buying in terms of are they private practices or kind of a large push through type of centers?

Robert Palmisano - IntraLase Corp. - President and CEO

Yes, I don’t have the exact numbers per quarter in front of me. What I can tell you is that the fourth quarter about 40 percent of our placements were outside the United States. But for the total year, about a third of our placements were outside the United States. So, that is from the second quarter on because we didn’t receive CE Mark approval until the end of the first quarter.

In our modeling we’re looking at somewhere between - on a going forward basis somewhere about 30 to 40 percent. It might fluctuate quarter to quarter of placements outside the United States and I think that’s a terrific market for us. We are the only company in this kind of a business that gets per procedure fees outside the United States.

The excimer laser companies, as you probably know, do not. And that’s basically a capital equipment business outside the U.S So, we are very fortunate to have the business model that we have and the growth in the international market is very meaningful and very, very important to us.

We see both, you know, we placed a fair number of lasers in what we would call centers that have more than one location last year. The vast majority of our placements still are with individual practices and teaching institutions. Although we’re hopeful that as we get more lasers out there that we will be able to place more lasers in the multiple center business and we think that’s a very important area for us. About a third of all procedures done in the United States are done in a multiple center operations as opposed to single practices and I think that that is a big opportunity for us.

David Croyen - Great Point Partners - Analyst

Okay, thanks very much.

Operator

Your next question comes from the line of Peter Bye from Smith Barney. Please go ahead, sir.

Peter Bye - Smith Barney - Analyst

Okay, thanks. I just wanted a quick followup on where do you view the market is going? I mean, I guess last quarter you had 15 percent of the U.S. market. And you’re saying U.S. procedures are flat - U.S. industry procedures are flat, but now you’re 16 percent of the market. I’m just wondering where, sort of, all the figures are coming from?

Robert Palmisano - IntraLase Corp. - President and CEO

Well, we use - what we do is we take - “Market Scope”, you might be familiar with that, that is a publication by Dave Harmon who publishes on the industry and we kind of listen to him because we don’t do our own research. And he’s saying that the market was up versus a year ago about 8 percent and relatively flat sequentially.

And then we plug into that the procedures that we know we did and we get to the numbers we did. So, we grew 15 percent in Q3 to 16 percent in Q4. We see that increasing sequentially throughout 2005. I think that in the first quarter, the quarter we’re in now, should see a nice pickup in market share. And I wouldn’t be surprised if we exited the year with about 25 percent of the market.

Peter Bye - Smith Barney - Analyst

Okay. And then, I might have missed it, but the 6 to 8 percent procedure growth, I mean, if you use Dave’s number he’s higher than that. Are you just sort of going with what AMO mentioned what their forecast is going to be for their combined entity when they buy Visx or?

Robert Palmisano - IntraLase Corp. - President and CEO

No, Dave usually has us a little bit higher than we think we are and we kind of -

Peter Bye - Smith Barney - Analyst

No, I meant procedure growth in ‘05. He forecasted 6 to 8 percent.

Robert Palmisano - IntraLase Corp. - President and CEO

Yes, we forecasted around 6 to 8 percent. He was around 8 percent.

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FINAL TRANSCRIPT

ILSE - Q4 2004 INTRALASE CORP Earnings Conference Call

Peter Bye - Smith Barney - Analyst

Okay. And then, AMO’s saying that they’re modeling 7 percent post the Visx acquisition. Does that go into your factor as well? Visx said, the last public statement they said was looking for 10 percent plus for the industry and it appears as if Q1 run rate is certainly running north not just for you - you’re obviously gaining some share - but for the industry as a whole it’s running north of 6 to 8 percent.

Robert Palmisano - IntraLase Corp. - President and CEO

That will be great. You know, we took - maybe we took it to a conservative view of that, but in our planning we did not listen to the - our projections were done before AMO reported and had nothing to do with them, to answer that question. But we took a little conservative view of that just to be on the safe side. But if it grows higher than that - and we’re seeing a big pickup so far in Q1 also. So, we might be a little bit conservative on that.

Peter Bye - Smith Barney - Analyst

Okay, when you do forecast, what parameters are you looking at for the industry? I mean, how do you model it on 6 to 8 percent? How did you plan on that number? Was it based on a certain consumer confidence number? Was it based on just conversations with your surgeons and their business planning? You know, how do you get to that number? What’s your processes?

Robert Palmisano - IntraLase Corp. - President and CEO

All of the above plus, you know, the market intelligence that our field organization brings back to us. And I believe generally speaking we’re conservative in this area. We tend to be conservative in this area. But there’s, you know, we look at the trends that are published. We stick to our surgeons. We get our own market intelligence. We listen to analysts.

We put a whole bunch of stuff in that and try and say, well, we think it’s going to be within this range. I mean, that’s about as best as I can say it. I think this is more of an art than a science, quite frankly, Peter. And the fact that I think that what we’re talking about is a minimum amount.

Shelley Thunen - IntraLase Corp. - EVP and CFO

And Peter, this is Shelley. I would again emphasize, you know, the most important thing for us is to get those laser placements so that we can grow market share. And so while market growth is important to us, our leading indicator is what we can do to share.

Peter Bye - Smith Barney - Analyst

Right, but I mean, that gets back to my last question. If the industry was flat, you’re flat, where did the share gain come from?

Shelley Thunen - IntraLase Corp. - EVP and CFO

Well, we got the share gain out of our third quarter installs, but then we have this anomaly with our three largest customers that we down about 4,000 to 5,000 procedures over their historical buying pattern since they’ve been installed.

Peter Bye - Smith Barney - Analyst

It would just seem to me if you’re increasing the amount of actual outright sales, these guys aren’t just buying it, you know, to play around with - that you would just get a higher utilization right out. It would seem to be a bigger commitment for them to go right out and buy it and use it as opposed to leasing.

So, if that number is coming down, you know, it’s going to 90 percent on outright purchase, I just, you know. I mean, I guess there’s no other answer than you lost 3,000 or 4,000 procedures on three customers, I guess.

Shelley Thunen - IntraLase Corp. - EVP and CFO

Yes, I mean, we’ve looked at it pretty carefully. You know, we picked up about 3,500 procedures on our new installs from Q3 and then we lost 4,000 to 5,000 just off the anomaly of those top three.

Peter Bye - Smith Barney - Analyst

Okay, thanks.

Robert Palmisano - IntraLase Corp. - President and CEO

I think one more question, Frank is saying.

Operator

Your last question comes from the like of Tim Grey from Potomac Capital. Please go ahead, sir.

Tim Grey - Potomac Capital - Analyst

Actually, all of my questions have been asked and answered. Thank you.

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FINAL TRANSCRIPT

ILSE - Q4 2004 INTRALASE CORP Earnings Conference Call

Robert Palmisano - IntraLase Corp. - President and CEO

Okay, we’ll take another one then if someone else is in the queue.

Operator

You have no further questions at this time, sir.

Robert Palmisano - IntraLase Corp. - President and CEO

Okay, thank you. I appreciate you listening in and asking your questions. We’re looking forward to meeting with you again after our first quarter. This quarter that we’re in is off to we think a terrific start. Laser placements are strong, procedures are strong and so we look forward to talking to you again soon. Thank you.

Shelley Thunen - IntraLase Corp. - EVP and CFO

Thank you.

Operator

Ladies and gentlemen, this concludes your conference for today. We thank you for your participation. You may now disconnect. Good day.

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